Exhibit 99.1

Kallo Inc. moves in to its new Global Head Office

Markham, ON. July 08, 2014: (OTCQB: KALO) In January of this year we revealed plans for a new head office and be fully operational in the third quarter of 2014. Today we are delighted to announce that we have completed our move to a 11,500 square feet Head Office in Markham, Ontario. Our new address effective July 01, 2014 is: 675 Cochrane Drive, Suite 630, Markham, ON L3R 0B8, Canada. Phone, fax and email remain the same. Below are some images of the building we have moved to and of the interior of our office.

675 Cochrane Drive, Markham, ON

Kallo Inc. 675 Cochrane Drive, Suite 630 – Reception

Conference Room	CEO's Office

Staff Kitchen	Staff Workstation

"In January this year, we established a June 2014 move-in deadline to our new office, and are delighted that we have met this aggressive deadline. This exemplifies Kallo's determination, planning and management abilities to meet aggressive deadlines. We look forward to announcing our next achievements in delivering a US 200 million dollar Kallo MobileCare and Kallo RuralCare project to the Republic of Guinea." Said Mr. Vince Leitao, President & COO of Kallo Inc.

About Kallo Inc.  (OTCQB: KALO)

Kallo improves the quality and efficiency of care by providing centralized congruent solutions that address healthcare and business issues for ministries of health, hospitals, physicians & other healthcare organizations. The company's technology suite transforms healthcare delivery via rural healthcare, disease management, clinical globalization and oHealth solutions. For more information on Kallo and ongoing business developments, please visit www.kalloinc.ca